Filed Pursuant to Rule 433
Dated 07/26/06
Registration Statement No. 333-132201

10 Year Municipal Index Note (MINT)
Final Terms and Conditions

Summary Terms

Issuer: Toyota Motor Credit Corporation ("TMCC") (Aaa/AAA)

Underwriter: Deutsche Bank Securities Inc. ("DBSI")

Minimum / Multiple: USD 10,000 / USD 5,000

Trade Date: July 26, 2006

Issue Date: August 9, 2006

Maturity Date: August 9, 2016

Issue Size: USD 20,000,000

Issue Price: 100.00%

Proceeds: 100.00% (USD 20,000,000)

Coupon: Coupons are re-set and paid semi-annually on 30/360 unadjusted basis according to the following formula:

8.50% + (Avg 1m LIBOR x 0.65  -  Avg BMA Index) x 8
Subject to a minimum coupon of 0%

Avg BMA Index: The non-compounded weekly Weighted Average of all
USD-BMA-Municipal Swap Index rates (published every Thursday) within the Calculation Period

Avg 1m LIBOR: The non-compounded weekly Weighted Average of all 1m USD Libor rate Rates fixing at 11am London time on every Wednesday within the Calculation Period.

Rate Cut-off Dates: Two Business Days prior to each Payment Date

Payment Dates: Interest on the Notes will be payable on February 9, 2007 and semi-annually thereafter on August 9 and February 9

BMA Index Description

The Bond Market Association Municipal Swap Index ("BMA"), produced by Municipal Market Data, is a 7-day high-grade market index comprised of tax-exempt Variable Rate Demand Obligations (VRDO). The index has been in existence since 1991 and it is the most common index for U.S. Municipal Swaps and Derivatives.

In order to qualify for the index, each component obligation must:
*	Be a weekly reset, effective on Wednesday
*	Be Tax-exempt for Federal Income Tax purpose and not subject to

Alternative Minimum Tax ("AMT")
*	Have an outstanding amount of $10 million or more
*	Have the highest short -term rating (VMIG1 or A-1+)
*	Pay interest on a monthly basis, calculated on an act/act basis
The index is available on Bloomberg under MUNIPSA INDEX <GO> or through The Bond Market Association at: www.bondmarkets.com

Business Days: New York, London

Business Day Convention: Following

Governing Law: New York Law

Settlement: DTC

Documentation: US MTN Program

Calculation Agent: Deutsche Bank

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.